Harris & Harris Group Invests in UberSeq, Inc.

NEW YORK, NY – July 16, 2014 – Harris & Harris Group, Inc. (Nasdaq:TINY), an investor in transformative companies enabled by disruptive science, announced today its investment in UberSeq, Inc. Harris & Harris Group invested $500,000 in UberSeq's Series Seed Financing in June of 2014. UberSeq is a translational genomics company that originated from Stanford University.

"Personalized genomics are now coming through a rapid evolution, akin to that of the semiconductor industry 30 years ago. We believe that this ongoing shift should allow well positioned players like UberSeq to benefit disproportionally from the industry's transformation," said Alexei Andreev, a Managing Director of Harris & Harris Group. "UberSeq is another example of Harris & Harris Group being actively involved in the launching and building of exciting BIOLOGY+ companies addressing real market needs," said Douglas Jamison, CEO of Harris & Harris Group. "Look for us to continue to make these types of investments."

About Harris & Harris Group

Harris & Harris Group is a publicly traded venture capital firm that is also a business development company. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com, on Facebook at www.facebook.com/harrisharrisvc and by following on Twitter @harrisandharrisgroup.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.

Press contact

Jessica Attanasio

Associate Vice President

Gregory FCA

Jessica@GregoryFCA.com

610-228-2112